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Exhibit No. 99.3

TO:	HOLDERS OF 6.625% SENIOR NOTES DUE 2013 OF CARPENTER TECHNOLOGY CORPORATION

        Carpenter Technology Corporation is offering to exchange (the "Exchange Offer") its newly registered 6.625% Senior Notes due 2013 (the "New Notes") for its outstanding 6.625% Senior Notes due 2013 (the "Existing Notes").

        Briefly, you may either:

  a.
  Tender all or some of your Existing Notes, along with a completed and executed Letter of Transmittal, and receive registered New Notes in exchange; or

  b.
  Retain your Existing Notes.

        All tendered Existing Notes must be received on or prior to                        , 2003 at 5:00 p.m., New York City Time, (the "Expiration Date"), as described in the accompanying Prospectus.

        Please review the enclosed Letter of Transmittal and Prospectus carefully. If you have any questions on the terms of the Exchange Offer or questions regarding the appropriate procedures for tendering your Existing Notes and the Letter of Transmittal, please call (800) 934-6802 or write U.S. Bank Trust National Association, U.S. Bank West Side Flats Operations Center, 60 Livingston Avenue, St. Paul, Minnesota 55107, Attention: Specialized Finance—Carpenter Technology Exchange Offer.

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  Exhibit No. 99.3